Exhibit 10(b)

AMENDMENT TO THE PROTECTIVE LIFE

CORPORATION DEFERRED COMPENSATION PLAN

FOR OFFICERS

Protective Life Corporation (the “Company”) hereby amends the Protective Life Corporation Deferred Compensation Plan for Officers (the “Plan”) as follows:

1.             Effective as of October 1, 2012, a new definition of “Annual Employee Contribution Limit” is added to Section 2 of the Plan after the definition of the term “Accounts,” such new definition to read in its entirety as follows:

“Annual Employee Contribution Limit” shall have the meaning set forth in the 401(k) Plan.

2.             Effective as of October 1, 2012, Section 7(a) of the Plan is amended to read in its entirety as follows:

(a) General Provisions.  Distribution of any amount credited to a Participant’s Accounts (other than amounts credited to the Protective Stock Fund) shall be payable in cash.  Distribution of any amount credited to a Participant’s Accounts in the Protective Stock Fund shall be partly in shares of Common Stock and partly in cash, with the cash portion equal to the sum of the tax withholding obligation and the value of any fractional stock equivalents with respect to the distribution.  Distributions shall be subject to such rules and procedures as the Company shall determine.  Any Plan provision or Participant election to the contrary notwithstanding, some or all of the balance in a Participant’s Accounts may be paid in a cash lump, as more fully provided in Section 7(q).

3.             A new Section 7(q) is added to the Plan after Section 7(p), such new Section 7(q) to read in its entirety as follows:

7(q). Lump Sum Payment of Certain Amounts below the Annual Employee Contribution Limit.  (1) Effective as of October 1, 2012, any Plan provision or Participant election to the contrary notwithstanding, if at any time (i) a Participant has died, become disabled or had a Termination of Employment, (ii) payment is due from one or more of the Participant’s Accounts, and (iii) the value of all of the Participant’s Accounts at the time the payment is due is less than the Annual Employee Contribution Limit, then the Company may elect to pay the entire balance of all (and not less than all) of the Participant’s Accounts in a cash lump sum.

(2) Any Plan provision or Participant election to the contrary notwithstanding, if (i) payment is due from any Participant Account first established after 2012, and (ii) the value of such Account at the time the payment is due is less than the Annual Employee Contribution Limit, then the Company may elect to pay the entire balance of such Account in a cash lump sum.

4.   Except as specifically set forth herein, the terms of Plan shall remain the same.

IN WITNESS WHEREOF, the Company has executed this Amendment on this 17th day of April, 2014, effective as set forth herein.

PROTECTIVE LIFE CORPORATION

By:	/s/ D. Scott Adams
D. Scott Adams
Senior Vice President and Chief
Human Resources Officer